Belden Completes Acquisition of RUCKUS Networks

Establishes Leading end-to-end IT/OT Networking Solution for Enterprise and Industrial Customers

ST. LOUIS—(BUSINESS WIRE)—July 1, 2026 – Belden Inc. (NYSE: BDC) (“Belden” or the “Company”), a leading global supplier of specialty networking solutions, today announced that it has completed its acquisition of RUCKUS Networks (“RUCKUS”), a global provider of intelligent network solutions, from Vistance Networks (Nasdaq: VISN).

RUCKUS’ leading enterprise networking portfolio, including industry-leading Wi-Fi, enterprise switching capabilities and AI driven network management platforms, make Belden a preeminent provider of complete, end-to-end IT/OT networking solutions. The acquisition materially expands the combined organization's addressable market and capitalizes on a significant industrial opportunity while delivering compelling enhancements to Belden’s financial profile.

“We are pleased to officially welcome RUCKUS into the Belden family," said Ashish Chand, President and CEO of Belden. “This addition to our portfolio accelerates our transformation into a full-stack networking solutions provider that delivers broader, higher-value solutions for customers across enterprise and industrial environments. I look forward to working with the full team as we capitalize on the benefits of this acquisition to create long-term value for customers and stockholders alike.”

Advisors
Lewis Rice is serving as lead legal advisor and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Belden.

Forward Looking Statements
This release contains, and any statements made by us concerning the subject matter of this release may contain, forward-looking statements, including anticipated benefits from the RUCKUS acquisition, expected strengthening of Belden’s product offering, future market, growth and synergy opportunities, and the level of RUCKUS expected growth and financial contributions, including adjusted earnings per share, adjusted gross margin, adjusted EBITDA and adjusted EBITDA margin, and our outlook for net leverage, the remainder of 2026 and beyond. Forward-looking statements also include any statements regarding future financial performance (including revenues, growth, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the inability to integrate and/or realize the benefits of the RUCKUS acquisition, including expected synergies; that the announcement of the acquisition could disrupt Belden’s or RUCKUS’ relationships with customers, employees or other business partners; disruptions in the Company’s information systems including due to cyber-attacks; the impact of volatility in global trade policies and tariffs; the impact of disruptions in the global supply chain, including the inability to timely obtain raw materials and components in sufficient quantities on commercially reasonable terms; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of a challenging global economy, including the impact of inflation, or a downturn in served markets; inflation and changes in the price and availability of raw materials leading to higher input and labor costs; the competitiveness of the global markets in which we operate; the inability of the Company to develop and introduce new products; competitive responses to our products; the inability to successfully implement artificial intelligence into our product offerings and back office processes; our reliance on legacy information technology systems and the challenges associated with their maintenance and upgrade; difficulty in forecasting revenues due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the presence of substitute products in the marketplace; the impacts of extreme weather events and other climate-related catastrophes; the possibility of future epidemics or pandemics; volatility in credit and foreign exchange markets; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the inability to successfully complete and integrate acquisitions, in furtherance of the Company’s strategic plan, as well as the inability to accurately forecast the financial impacts of acquisitions; the inability to retain key employees; disruption of, or changes in, the Company’s key distribution channels; the presence of activists proposing certain actions by the Company; perceived or actual product failures; the impact of regulatory requirements and other legal compliance issues; inability to satisfy the increasing expectations with respect to sustainability matters; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; risks related to the use of open source software; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2025, filed with the SEC on February 17, 2026. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden
Belden Inc. delivers complete connection solutions that unlock untold possibilities for our customers, their customers and the world. We advance ideas and technologies that enable a safer, smarter and more prosperous future. Throughout our 120+ year history we have evolved as a company, but our purpose remains: making connections. By connecting people, information and ideas, we make it possible. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and X/Twitter.

BDC-Financial

Belden Contacts

Belden Investor Relations
Aaron Reddington, CFA
+1 (317) 219-9359
Investor.Relations@Belden.com

Andy Brimmer / Haley Salas
Joele Frank, Wilkinson Brimmer Katcher
+1 (212) 355-4449